Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Karen Marryat
SVP/ Chief Marketing Officer
Telephone:	(781) 474-5460

NB Bancorp, Inc. Names JP Lapointe Executive Vice President and Chief Financial Officer

Needham, Massachusetts, February 6, 2024. NB Bancorp, Inc., the holding company for Needham Bank, has announced that Jean-Pierre (“JP”) Lapointe has been named executive vice president and chief financial officer for NB Bancorp and its subsidiary, Needham Bank, effective February 1, 2024. Previously, JP was CFO at Northeast Bank, a publicly held bank with $3 billion in assets.

JP earned both his Bachelor’s and Master’s degrees in Accounting and is a Certified Public Accountant. His prior experience also includes 13 years at Wolf & Company where he advanced to Senior Manager servicing financial institution clients.

“We are pleased to add a finance professional with JP’s years of experience in public accounting, auditing and public bank management to our dynamic team. JP will provide leadership, financial reporting guidance, oversee investor relations, and ensure financial compliance as we begin our journey as a public institution,” commented Joseph P. Campanelli, chairman, president and chief executive officer.

JP is a former president and officer of Financial Managers Society (FMS) Boston chapter. He resides with his family in Reading, MA.

About NB Bancorp, Inc. and Needham Bank

NB Bancorp is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district. Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC and DIF.

1063 Great Plain Avenue | Needham, MA 02492